News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.39 AND ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, TX - January 7, 2014 - Commercial Metals Company (NYSE: CMC) today announced financial results for its first quarter ended November 30, 2013. Net earnings for the first quarter were $45.9 million, or $0.39 per diluted share, on net sales of $1.7 billion. This compares to net earnings of $49.7 million, or $0.42 per diluted share, on net sales of $1.7 billion for the three months ended November 30, 2012.

Results for the first quarter of fiscal 2014 included an after-tax gain of $15.5 million ($0.13 per diluted share) associated with the sale of the Company’s wholly owned copper tube manufacturing operation, Howell Metal Company ("Howell"). Results for the first quarter of fiscal 2013 included an after-tax gain of $17.0 million ($0.14 per diluted share) associated with the sale of the Company’s 11% ownership investment in Trinecke Zelezarny, a.s., a Czech Republic joint-stock company. Net earnings for this year's first quarter included after-tax LIFO expense of $2.8 million ($0.02 per diluted share), compared with after-tax LIFO income of $15.2 million ($0.13 per diluted share) for the first quarter of fiscal 2013, an unfavorable change of $18.0 million ($0.15 per diluted share). Adjusted operating profit was $90.0 million for the first quarter of fiscal 2014, compared with adjusted operating profit of $90.6 million for the prior year's first quarter and $37.1 million for the sequential quarter. Adjusted EBITDA was $124.3 million for the first quarter of fiscal 2014, compared with adjusted EBITDA of $126.2 million for the prior year's first quarter and $84.5 million for the sequential quarter.

The Company's financial position at November 30, 2013 remained strong with cash and cash equivalents of $515.5 million and total liquidity of $1.2 billion, compared with cash and cash equivalents of $378.8 million and total liquidity of $1.1 billion at August 31, 2013.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "Our results for the first quarter of $0.39 per diluted share are a significant improvement over the fourth quarter ended August 31, 2013 of $0.03 per diluted share. In addition, all five of our reporting segments were profitable and we continue to see improvement in the results of our International Mill segment. The sale of Howell Metal Company demonstrates our continued focus on core competencies and strengthens our balance sheet."

On January 6, 2014, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on January 21, 2014. The dividend will be paid on February 4, 2014.

(CMC First Quarter Fiscal 2014 - Page 2)

First Quarter Fiscal 2014 versus First Quarter Fiscal 2013
Our Americas Recycling segment recorded adjusted operating profit of $0.8 million for the first quarter of this fiscal year, compared with adjusted operating profit of $4.5 million in the prior year's first quarter. This segment’s results were impacted by a $4.9 million unfavorable change in pre-tax LIFO, from LIFO income of $2.4 million in the first quarter of fiscal 2013 to LIFO expense of $2.5 million in the first quarter of fiscal 2014. Although ferrous selling prices increased 1% to $326 per ton during the first quarter of fiscal 2014, metal margins declined 7% and nonferrous selling prices and metal margins declined in the current quarter compared to the same quarter in fiscal 2013. Lower shipments and metal margins in the first quarter of fiscal 2014 were offset by a gain on sale of real estate and facility relocation reimbursements. Furthermore, on a sequential quarter basis, for both ferrous and nonferrous shipments, selling prices and metal margins improved.

Our Americas Mills segment recorded adjusted operating profit of $65.8 million for this year's first quarter, a significant improvement over the prior year's first quarter adjusted operating profit of $51.6 million. Shipments of this segment’s higher margin products, such as merchant and rebar, increased, while shipments of lower margin billets declined when compared to the first quarter of fiscal 2013. Furthermore, in the first quarter of fiscal 2013, we incurred approximately $5.5 million of expenses associated with an outage at our South Carolina melt shop for the successful installation of a new electric arc furnace and related equipment.

Our Americas Fabrication segment recorded adjusted operating profit of $2.2 million for this year's first quarter, compared with adjusted operating profit of $10.2 million for the prior year's first quarter. The decline in profitability is due to a $9.0 million unfavorable change in pre-tax LIFO, from LIFO income of $7.2 million in the first quarter of fiscal 2013 to LIFO expense in the first quarter of fiscal 2014 of $1.8 million. Compared to the same quarter in the prior year, this segment noted improvements in its key commercial and operating metrics, including tons bid, tons booked and tons shipped as well as a slight increase in the backlog.

Our International Mill segment recorded adjusted operating profit of $15.3 million for this year's first quarter, compared with adjusted operating profit of $0.9 million for the prior year's first quarter. Volumes increased 4% and metal margin increased nearly 12% for the quarter ended November 30, 2013 when compared to the same period a year ago. A modest improvement in the Polish and surrounding markets as well as the shift to higher margin merchant products contributed to the improved operating results. Volumes for this segment's merchant products increased by approximately forty-two thousand tons when compared to the prior year's first quarter.

Our International Marketing and Distribution segment recorded adjusted operating profit of $0.5 million for this year's first quarter, compared with adjusted operating profit of $40.2 million for the prior year's first quarter. The decline in adjusted operating profit over the first quarter of fiscal 2013 is the result of a $10.7 million unfavorable change in pre-tax LIFO, from LIFO income of $8.8 million in the first quarter of fiscal 2013 to LIFO expense of $1.9 million

(CMC First Quarter Fiscal 2014 - Page 3)

for the first quarter of fiscal 2014. Furthermore, results for the first quarter of fiscal 2013 included a pre-tax gain of $26.1 million associated with the sale of the Company’s 11% ownership investment in Trinecke Zelezarny, a.s., a Czech Republic joint-stock company. Within this segment, our U.S.-based trading divisions posted solid results, offset by weakness in our European and Australian trading and distribution groups.

Outlook
Alvarado concluded, “We anticipate our second fiscal quarter to be seasonally slower as a result of holiday slowdowns and winter weather conditions, which reduce construction activities. However, many of the economic indicators we highlighted in our prior earnings release for the fiscal fourth quarter of 2013 remain encouraging. The Architecture Billings Index (ABI) in general is strong despite a dip to 49.8 for November 2013. Likewise, month over month U.S. GDP figures were revised upward for the third calendar quarter and total U.S. construction spending increased 0.8% in October 2013, driven mostly by non-residential construction. Economies in Australia and Europe showed modest improvements during the first quarter of fiscal 2014, but many projects have not yet translated to higher steel shipments. Similar to prior years, we will take advantage of the expected slower business activity during our second fiscal quarter to take planned outages for maintenance and to upgrade equipment."

Conference Call
CMC invites you to listen to a live broadcast of its first quarter of fiscal 2014 conference call today, Tuesday, January 7, 2014, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to the Company's future results, economic conditions and the Company's operating plans. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may

(CMC First Quarter Fiscal 2014 - Page 4)

vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; currency fluctuations; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; and those factors listed under Item 1A "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

(CMC First Quarter Fiscal 2014 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended November 30,
(short tons in thousands)	2013	2012
Americas Recycling tons shipped	559	562

Americas Steel Mills rebar shipments	391	369
Americas Steel Mills structural and other shipments	285	297
Total Americas Steel Mills tons shipped	676	666

International Mill shipments	360	345

Americas Steel Mills average FOB selling price (total sales)	$657	$669
Americas Steel Mills average cost ferrous scrap consumed	$334	$339
Americas Steel Mills metal margin	$323	$330
Americas Steel Mills average ferrous scrap purchase price	$297	$294

International Mill average FOB selling price (total sales)	$603	$603
International Mill average cost ferrous scrap consumed	$354	$380
International Mill metal margin	$249	$223
International Mill average ferrous scrap purchase price	$301	$310

Americas Fabrication rebar shipments	234	225
Americas Fabrication structural and post shipments	33	35
Total Americas Fabrication tons shipped	267	260

Americas Fabrication average selling price (excluding stock and buyout sales)	$914	$934

(in thousands)	Three Months Ended November 30,
Net sales	2013	2012
Americas Recycling	$338,202	$351,961
Americas Mills	481,151	456,738
Americas Fabrication	358,218	356,592
International Mill	229,150	222,067
International Marketing and Distribution	511,158	608,588
Corporate	6,185	2,799
Eliminations	(241,173)	(249,230)
Total net sales	$1,682,891	$1,749,515

Adjusted operating profit (loss)
Americas Recycling	$839	$4,494
Americas Mills	65,814	51,660
Americas Fabrication	2,217	10,192
International Mill	15,268	876
International Marketing and Distribution	503	40,161
Corporate	(18,049)	(17,370)
Eliminations	597	(660)
Adjusted operating profit from continuing operations	67,189	89,353
Adjusted operating profit from discontinued operations	22,845	1,250
Adjusted operating profit	$90,034	$90,603

(CMC First Quarter Fiscal 2014 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended November 30,
(in thousands, except share data)	2013	2012
Net sales	$1,682,891	$1,749,515
Costs and expenses:
Cost of goods sold	1,501,798	1,562,850
Selling, general and administrative expenses	114,463	124,609
Interest expense	19,578	17,024
Gain on sale of cost method investment	—	(26,088)
	1,635,839	1,678,395

Earnings from continuing operations before income taxes	47,052	71,120
Income taxes	15,091	22,189
Earnings from continuing operations	31,961	48,931

Earnings from discontinued operations before income taxes	22,845	1,250
Income taxes	8,887	462
Earnings from discontinued operations	13,958	788

Net earnings	45,919	49,719
Less net earnings attributable to noncontrolling interests	—	2
Net earnings attributable to CMC	$45,919	$49,717

Basic earnings per share attributable to CMC:
Earnings from continuing operations	$0.27	$0.42
Earnings from discontinued operations	0.12	0.01
Net earnings	$0.39	$0.43

Diluted earnings per share attributable to CMC:
Earnings from continuing operations	$0.27	$0.42
Earnings from discontinued operations	0.12	—
Net earnings	$0.39	$0.42

Cash dividends per share	$0.12	$0.12
Average basic shares outstanding	117,070,499	116,336,504
Average diluted shares outstanding	118,156,611	117,093,627

(CMC First Quarter Fiscal 2014 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	November 30, 2013	August 31, 2013
Assets
Current assets:
Cash and cash equivalents	$515,473	$378,770
Accounts receivable, net	927,100	989,694
Inventories, net	792,763	757,417
Other	180,756	240,314
Total current assets	2,416,092	2,366,195
Net property, plant and equipment	930,352	940,237
Goodwill	69,733	69,579
Other assets	121,532	118,790
Total assets	$3,537,709	$3,494,801
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$347,354	$342,678
Accounts payable-documentary letters of credit	131,412	112,281
Accrued expenses and other payables	269,889	314,949
Notes payable	7,993	5,973
Current maturities of long-term debt	6,232	5,228
Total current liabilities	762,880	781,109
Deferred income taxes	53,838	46,558
Other long-term liabilities	120,542	118,165
Long-term debt	1,277,303	1,278,814
Total liabilities	2,214,563	2,224,646
Stockholders' equity attributable to CMC	1,323,072	1,269,999
Stockholders' equity attributable to noncontrolling interests	74	156
Total stockholders' equity	1,323,146	1,270,155
Total liabilities and stockholders' equity	$3,537,709	$3,494,801

(CMC First Quarter Fiscal 2014 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended November 30,
(in thousands)	2013	2012
Cash flows from (used by) operating activities:
Net earnings	$45,919	$49,719
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	33,860	33,751
Provision for losses on receivables, net	(240)	1,153
Share-based compensation	5,544	4,509
Amortization of interest rate swaps termination gain	(1,900)	(2,908)
Deferred income taxes (benefit)	19,081	23,876
Tax benefits from stock plans	(109)	—
Net gain on sale of a subsidiary, cost method investment and other	(25,064)	(26,071)
Asset impairment	1,005	3,028
Changes in operating assets and liabilities:
Accounts receivable	73,052	81,217
Accounts receivable sold, net	3,327	(46,614)
Inventories	(29,789)	(99,076)
Other assets	(20,185)	(740)
Accounts payable, accrued expenses and other payables	(31,534)	(56,228)
Other long-term liabilities	505	113
Net cash flows from (used by) operating activities	73,472	(34,271)

Cash flows from (used by) investing activities:
Capital expenditures	(14,085)	(24,757)
Proceeds from the sale of property, plant and equipment and other	2,126	5,956
Proceeds from the sale of a subsidiary	54,265	—
Proceeds from the sale of cost method investment	—	28,995
Net cash flows from (used by) investing activities	42,306	10,194

Cash flows from (used by) financing activities:
Increase in documentary letters of credit	18,663	60,217
Short-term borrowings, net change	2,020	(13,045)
Repayments on long-term debt	(1,551)	(1,284)
Payments for debt issuance costs	(430)	—
Decrease in restricted cash	17,300	—
Stock issued under incentive and purchase plans, net of forfeitures	(2,089)	(414)
Cash dividends	(14,067)	(13,963)
Tax benefits from stock plans	109	—
Contribution from (purchase of) noncontrolling interests	(52)	15
Net cash flows from (used by) financing activities	19,903	31,526
Effect of exchange rate changes on cash	1,022	1,525
Increase in cash and cash equivalents	136,703	8,974
Cash and cash equivalents at beginning of year	378,770	262,422
Cash and cash equivalents at end of period	$515,473	$271,396

(CMC First Quarter Fiscal 2014 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of the Company. Adjusted operating profit is the sum of our earnings before income taxes, outside financing costs and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and we believe that removing these costs provides a clearer perspective of the Company's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended November 30,
(in thousands)	2013	2012
Earnings from continuing operations	$31,961	$48,931
Income taxes	15,091	22,189
Interest expense	19,578	17,024
Discounts on sales of accounts receivable	559	1,209
Adjusted operating profit	67,189	89,353
Adjusted operating profit from discontinued operations	22,845	1,250
Adjusted operating profit	$90,034	$90,603

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of our earnings before outside financing costs, income taxes and net earnings attributable to noncontrolling interests. It also excludes the Company's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges. As a measure of cash flow before interest expense, adjusted EBITDA is one guideline management uses to assess the Company's ability to pay its current debt obligations as they mature and as a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest expense is a covenant test in certain of the Company's debt agreements. Additionally, adjusted EBITDA is one measure used to assess the Company's unleveraged performance return on its investments. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended November 30,
(in thousands)	2013	2012
Earnings from continuing operations	$31,961	$48,931
Interest expense	19,578	17,024
Income taxes	15,091	22,189
Depreciation, amortization and impairment charges	34,540	36,060
Less net earnings attributable to noncontrolling interests	—	2
Adjusted EBITDA	101,170	124,202
Adjusted EBITDA from discontinued operations	23,170	1,969
Adjusted EBITDA	$124,340	$126,171

Adjusted EBITDA to interest expense for the quarter ended November 30, 2013:

$124,340	/	$19,578	=	6.4

(CMC First Quarter Fiscal 2014 - Page 10)

Total Capitalization:
Total capitalization is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC:

(in thousands)	November 30, 2013
Stockholders' equity attributable to CMC	$1,323,072
Long-term debt	1,277,303
Deferred income taxes	53,838
Total capitalization	$2,654,213

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of November 30, 2013:

$1,277,303	/	$2,654,213	=	48.1%

Total debt to capitalization plus short-term debt plus notes payable ratio as of November 30, 2013:

($1,277,303	+	$6,232	+	$7,993)	/	($2,654,213	+	$6,232	+	$7,993)	=	48.4%

Current ratio as of November 30, 2013:
Current assets divided by current liabilities

$2,416,092	/	$762,880	=	3.2

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300